UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

         Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934

                                       or

         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                       Commission file number:   33-17660

            PRINCIPAL GROWTH MORTGAGE INVESTORS FUND, L.P., SERIES 1
             (Exact name of registrant as specified in its charter)


         3 World Financial Center, 29th Floor, New York, NY 10285-2900,

                                 (212) 526-3237
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
            (Title of each class of securities covered by this Form)




      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [X]
     Rule 12h-3(b)(1)(i)                Rule 12g-4(a)(1)(ii)
     Rule 12h-3(b)(1)(ii)               Rule 12g-4(a)(2)(i)
     Rule 12h-3(b)(2)(i)                Rule 12g-4(a)(2)(ii)
     Rule 12h-3(b)(2)(ii)               Rule 15d-6

Appropriate number of holders of record as of the certification or
notice date:   0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Principal Growth Mortgage Investors Fund, L.P., Series 1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                      Principal Growth Mortgage Investors Fund, L.P., Series 1

Date: January 30, 1997      By: Principal Growth Realty Funding, Inc.
                                General Partner


                                /s/ Kenneth L. Zakin
                            By: Kenneth L. Zakin
                                Director and President